Exhibit (a)(2)

I2 TECHNOLOGIES, INC.

ELECTION / CHANGE OF ELECTION FORM

Name:

You are making this election in connection with the Offer by i2 Technologies, Inc. (“i2”) to exchange your Eligible Options for restricted stock units of i2 upon the terms and conditions in the Offer to Exchange and this Election/Change of Election Form. An Eligible Option is any option granted to you by i2 with a per share exercise price of US $45.00 or more granted under the Option Plans. Capitalized terms, to the extent not defined herein, shall have the meaning assigned to such terms in the Offer to Exchange.

This Election/Change of Election Form will supersede and cancel any prior Election/Change of Election Forms signed and submitted by you to Stock Administration.

You are encouraged to consult with an outside legal, financial and tax advisor in connection with your decision whether or not to participate in the Offer. By choosing to tender your Eligible Options in the Offer, you agree and understand that:

1.	You have received and read the Offer and agree to and accept its terms.

2.	The Offer expires on May 31, 2006, at 11:59 p.m., Central Time, unless it is extended by us.

3.	In order to receive restricted stock units in exchange for your tendered Eligible Options, you must remain an employee of i2 or one of our subsidiaries continuously through the date we grant the restricted stock units.

4.	If you do not remain an employee of i2 or one of our subsidiaries continuously from the date you tender your Eligible Options for exchange through the date we accept those options for exchange and cancellation, you will not receive any restricted stock units, but we will return your tendered options to you, and you may exercise those options in accordance with their terms during the limited period of time specified in the applicable stock option agreement in which to exercise these options following your termination of employment.

5.	Neither the Offer nor your acceptance of the Offer with respect to any of your Eligible Options changes the nature of your employment with us and does not create any obligation for i2 to continue your employment for any period. United States employees are generally considered employed “at-will” and either you or i2 may terminate your employment at any time, for any reason, with or without cause. Individuals employed outside the United States may be terminated subject to the requirements of local law and the terms of any employment agreement.

6.	If you tender your Eligible Options and your employment terminates after the date we accept the tendered options for cancellation and grant the restricted stock units in exchange, you will only be entitled to receive shares under those restricted stock units to the extent vested on the date of your termination.

7.	Once your Eligible Options have been accepted for exchange and cancelled at the expiration of the Offer, you will have no rights with respect to those option grants or any shares subject to those options, and they will not be reissued or returned to you for any reason.

8.	This is an “all or nothing” offer. If you accept this Offer with respect to any Eligible Options, you must tender all of your Eligible Options.

9.	The ratio by which you can determine the actual number of restricted stock units that will be issued in exchange for each of your Eligible Options is set forth in the table below:

Option Exercise Price (per share):	$45.00 to $59.99	$60.00 to $100.00	$100.01 to $249.99	$250.00 +
Ratio of Restricted Stock Units To Shares Underlying Tendered Eligible Option:	1-for-5	1-for-7	1-for-11	1-for-72

In the event that the application of the ratio to an Eligible Option results in a fractional unit, the number of restricted stock units issuable with respect to such option will be rounded down; provided, however, that you will receive at least 1 restricted stock unit for each Eligible Option.

10.	The restricted stock units will be granted effective as of the date we accept and cancel your tendered options.

11.	The restricted stock units will be subject to the terms of the i2 Technologies, Inc. 1995 Stock Option/Stock Issuance Plan (the “1995 Plan”) and a Restricted Stock Units Award Agreement. Your restricted stock units will have a new vesting schedule and will not contain provisions for accelerated vesting if your employment is involuntarily terminated following a change of control involving i2 or a sale of all or substantially all of i2’s assets.

12.	Restricted stock units granted to employees located outside the United States will be subject to additional terms and conditions. Accordingly, a different form of Restricted Stock Units Award Agreement will be used for non-U.S. employees.

13.	If we merge into or are acquired by another company before the expiration of the Offer, you may withdraw your tendered options and you will have all the rights afforded to you to acquire our common stock under the existing agreements evidencing these options.

14.	If you tender your Eligible Options pursuant to the Offer, you will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the tender for exchange or upon our acceptance and cancellation of the Eligible Options. In addition, the grant of the restricted stock units is not a taxable event under current U.S. law, and you will not be required under current U.S. law to recognize taxable income for U.S. federal income tax purposes at the time of grant. In some countries, however, the application of local rules may have important consequences to employees resident in those countries including the possibility that the exchange of the options may be a taxable event.

15.	All option holders, including those subject to taxation in a foreign jurisdiction, whether by reason of their nationality, residence or otherwise, should consult with their own personal tax advisors as to the tax consequences of their participation in the Offer. Tax consequences may vary depending on each individual participant’s circumstances.

16.	No shares will be issued unless all applicable withholding taxes and payments have been satisfied.

17.	As set forth in the Offer, i2 may terminate or amend the Offer and reject or postpone its acceptance and cancellation of any Eligible Options tendered for exchange.

18.	All questions as to the number of shares subject to Eligible Options to be accepted for exchange, and the validity, form, eligibility, acceptance for exchange of any tender of Eligible Options and the number of restricted stock units to be issued in exchange will be determined by i2 in its sole discretion.

19.	By tendering your Eligible Options pursuant to the Offer, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this form by and among, as applicable, i2 and any of its subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Offer.

You understand that i2 or any of its subsidiaries may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in i2, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the 1995 Plan and this Offer (the “Data”). You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of this Offer, the grant of any restricted stock units and the issuance of shares thereunder, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than in your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain, record and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the 1995 Plan and this Offer and i2 and any of its subsidiaries may retain such information in your file. You understand that the Data will be held only as long as is necessary to implement, administer and manage your participation in the 1995 Plan and this Offer. You understand that you may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to Data or withdraw the consents herein by contacting in writing your local human resources representative. You understand that withdrawal of consent may affect your ability to participate in this Offer and exercise or realize benefits from the 1995 Plan.

20.	By tendering your Eligible Options under this Offer, you further acknowledge that: (i) your participation in the Offer is voluntary; (ii) the Offer, the Eligible Options and any restricted stock units granted to you are outside the scope of your employment contract, if any, and are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, payment in lieu of notice, holiday entitlements, bonuses, long-service awards, pension or retirement benefits or similar payments; (iii) the future value of the shares underlying any restricted stock units granted to you is unknown and cannot be predicted with certainty; and (iv) no claim or entitlement to compensation or damages arises from the termination of the Eligible Options or the termination or diminution in value of any restricted stock units as a result of termination of your employment, and you irrevocably release i2 and any of its subsidiaries and affiliates from any such claim that may arise.

21.	Electronic Delivery. The Offer and other documents and communications regarding the Offer are being delivered to you electronically. Such means of electronic delivery may include, but do not necessarily include, the delivery of a link to an i2 intranet, the delivery of the document via e-mail or such other means of electronic delivery specified by i2. By executing this Election/Change of Election Form, you acknowledge that you have read this provision and consent to the electronic delivery of the documents. You acknowledge that you may receive from i2 a paper copy of any documents delivered electronically at no cost to you by contacting i2 by telephone or in writing using the contact information on the Instructions to Election/Change of Election Form. You further acknowledge that you will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, you understand that you must provide i2 with a paper copy of any documents if the attempted electronic delivery of such documents fails.

Elections.

☐	I hereby elect to participate in the Offer with respect to all my Eligible Options as identified below and I hereby tender such options in exchange for restricted stock units to be granted upon the terms and conditions as described in the Offer to Exchange. I agree that the options identified below are the Eligible Options I hold. I understand that each of these options, when accepted by i2, will be cancelled unless I submit a new properly completed Election/Change of Election Form withdrawing my election prior to the expiration of the Offer.

Eligible Options

Grant Date	Grant Number	Exercise price	Shares Subject to Outstanding Option	Conversion Ratio	Number of RSUs Issued in Exchange for Option

☐	I hereby decline to participate in the Offer. I acknowledge that no Eligible Options will be exchanged.

☐	I previously have elected to tender my Eligible Options, but hereby withdraw my election. I acknowledge that no options will be exchanged.

Electronic Signature.

SUBMIT

Your electronic signature is required in order to participate in this Offer. By clicking on the Submit button above, you are agreeing to the terms of the Election/Change of Election Form and to the use of an electronic signature which will make your election a binding agreement between i2 and you upon the terms and conditions of the Offer.

INSTRUCTIONS TO ELECTION / CHANGE OF ELECTION FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Submission of Election Form. To participate in the offer, you must submit to i2 Technologies, Inc. a properly completed and executed original of this Election/Change of Election Form (or a facsimile of it), on or before 11:59 p.m. Central Time on May 31, 2006 by using the Option Exchange Application on the Lotus Notes Database located at http://i2corpapps.i2.com/i2dbs/grant.nsf. If you requested a paper copy of the form, you must complete, execute and submit the form to us by mail at i2 Technologies, Inc., One i2 Place, 11701 Luna Road, Dallas, Texas 75234, Attn.: Stock Administration or by facsimile to (469) 357-3122, Attn: Stock Administration. The method by which you submit the Election/Change of Election Form is at your discretion and risk, and the submission will be deemed made only when actually received by i2. In all cases, you should allow sufficient time to ensure timely submission.

2.	Withdrawal or Change in Election. Tenders of Eligible Options may be withdrawn at any time before the expiration of the Offer in accordance with the withdrawal and change in election procedures described in the Election/Change of Election Form above.

i2 will not accept any alternative, conditional or contingent offers to exchange Eligible Options. All employees electing to tender Eligible Options by execution of this Election/Change of Election Form waive any right to receive any notice of the acceptance of their election to exchange, except as provided for in the Offer.

3.	Additional Documents to Read. Be sure to read all of the Offer documents, including the Offer before deciding to participate in the Offer.

4.	Important Tax Information. If you are subject to taxes in the United States, you should refer to Section 14 of the Offer, which contains important U.S. federal income tax information. If you are subject to taxation in a foreign jurisdiction, we have distributed short summaries of certain tax consequences with respect to countries where our non-U.S. employees reside which contain important tax information for such jurisdictions. You should review the summary applicable to your country of residence.

5.	Signatures on this Election/Change of Election Form. If you use the intranet website to make your election, you will sign the Election/Change of Election Form by submitting an electronic signature by clicking on the Submit button after making your election. If you are submitting a paper copy of the Election/Change of Election Form, you must sign and date the form. By so signing, you are agreeing to the terms and conditions of the Election/Change of Election Form.

6.	Requests for Assistance. If you have any questions or need assistance, please send an e-mail to OptionExchange@i2.com.

7.

Irregularities. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any tender of options, and all questions as to the number of shares subject to Eligible Options or to be subject to restricted stock units issued in exchange. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any Election/Change of Election Form with respect to any particular options or any particular option holder. No Election/Change of Election Form will be deemed to have been properly submitted until all defects or irregularities have been cured by the participating option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in an Election/Change of Election Form, nor will anyone incur any liability for failure to give any such notice.